Exhibit 10.16

WILD ANIMAL SAFARI, Inc.

EMPLOYMENT AGREEMENT

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THIS Employment Agreement (“Agreement”) is hereby entered into and made effective this first day of January, 2005, by and between Wild Animal Safari Inc., a Georgia corporation, with its principal place of business located in Pine Mountain, Georgia (the “Company”), and Jim Meikle of Hudson, Ohio (“Meikle“).

RECITALS

1.

The Company is a wholly owned subsidiary of Great American Family Parks, Inc. (“GFAM”), and is engaged solely in the business of owning, managing, and operating the Wild Animal Safari Park and related attractions on its property at Pine Mountain, Georgia.

2.

The Company desires to employ a person experienced in theme park management and operation as president of the Company and who will serve as the chief executive officer of the Company.

3.

Meikle has had considerable experience as a corporate executive officer including executive responsibilities in major theme park companies and has accumulated considerable expertise in the operation and management of theme parks.  Further, as part of the GFAM team, Meikle has been involved from the beginning in the acquisition, development, and management of the Wild Animal Safari Park at Pine Mountain, GA.

4.

In view of his experience and knowledge regarding the theme park at Pine Mountain, the Company has determined that it desires to employ Meikle as its President and Chief Executive Officer according to terms as set forth below.

5.

In consideration for the terms of this Agreement, Meikle desires to be employed by the Company as its President and Chief Executive Officer.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, promises, terms and conditions hereinafter set forth, the parties hereto agree as follows:

I.

EMPLOYMENT.

The Company hereby employs, engages and hires Meikle as its President and Chief Executive Officer on the terms and conditions hereinafter set forth, and Meikle hereby accepts such employment and agrees to perform such services and duties and to carry out such responsibilities as hereinafter set forth.

II.

TERMS OF EMPLOYMENT.

The term of employment under this Agreement shall be for a period of three (3) years(s) commencing as of January 1, 2005 and terminating on December 31, 2008, subject, however, to prior termination as hereinafter provided. Unless otherwise agreed in writing, subject to mutual agreement of the parties, continued employment of Meikle by the Company after December 31, 2008, shall be for a term and on the conditions to be agreed to by the parities prior to the expiration of the Agreement.

III.

SERVICES, DUTIES AND RESPONSIBILITIES.

1.

Meikle will faithfully and to the best of his ability serve the company in his full time capacity as its President and Chief Executive Officer, subject to the policy direction of the President of the Board of Directors of the Company. Meikle shall perform such services and duties as are customarily performed by one holding the position of President and Chief Executive Officer of a public corporation.

2.

As President and Chief Executive Officer, Meikle shall be responsible for the overall management of the Company’s business. Meikle will devote his full time, energy and skill during regular business hours to his employment with the Company.  Such duties shall be rendered at Pine Mountain, Georgia, and at such other place or places as Meikle and/or the Company shall in good faith determine and as interests, needs, business or opportunity of the Company shall require.  While occupying the office of President and Chief Executive Officer, Meikle shall be willing to become a member of the Board of Directors and serve as Chairman of the Board of Directors and shall be willing to serve as Chairman of the Executive Committee of the Board of Directors. Meikle shall be responsible on a continuing basis for the development, implementation and maintenance of a business plan for the corporation and all activities defined therein.  He shall be responsible for coordination and cooperation of the Company with the parent corporation, GFAM, and with the inter-corporate management teams and their respective staffs and for the maximization of consolidated corporate performance and profitability of the Company as part of the GFAM family of companies.

3.

Meikle shall be responsible for reporting to the Board of Directors and to GFAM on a regular basis.

4.

Subject to the Company’s continuing ability to pay Meikle’s salary on a regular basis as hereinafter provided, Meikle will devote his full time, energy and skill during regular business hours to providing the services and carrying out the duties and responsibilities of his employment with the Company

5.

As a full time employee, Meikle shall not directly or indirectly represent or be engaged by or be an employee of any other person, firm or corporation or be engaged for his services as an officer, general manager or consultant in any other business or enterprise while he is in the employ of the Company, unless specifically authorized to do so. It is understood, however, that the foregoing in no way prevents Meikle from owning stock or having an economic interest in other businesses or enterprises. Furthermore, Meikle may serve on the board of directors of other companies so long as such service does not conflict with his interest in and duties of the Company and he may be an officer, director, and/ or shareholder in any family or personal investment business so long as it does not conflict with his interest in and duties to the Company.

IV.

COMPENSATION

1.

Base Salary.  Commencing January 1, 2005, the Company shall pay Meikle a base salary at the rate of Forty Thousand Dollars ($40,000) per year, payable twice a month on the first and fifteenth days of each month while this Agreement shall be in force.  The base annual salary rate shall be increased by the sum of twenty thousand dollars ($20,000) to the sum of sixty  thousand dollars ($60,000) upon, and as of the date of, the closing of the second theme park acquisition by GFAM.  Said salary payments will be subject to withholding taxes, e.g., Federal Income Tax, FICA, and State and/or Local Withholding Taxes. Whereas such salary shall not be decreased during the term of this Agreement without the consent of Meikle, it shall be subject to increase by the Board of Directors which shall review the salary periodically, and at least annually.

2.

Incentive Stock Option (ISO).   GFAM has announced that at its next annual meeting it will seek stockholder approval and shall register with the SEC, an Incentive Stock Option Plan meeting the requirements established by Section 422 of the Internal Revenue Code, whereby options granted are not taxed until the stock is sold and they are not deductible as compensation expense by the corporation. The term of said ISOs shall not exceed five (5) years and the option price shall be equal to or greater than one hundred percent (100%) of the fair market value at the grant date. Pursuant to the Operating Agreement between GFAM and the Company, within thirty (30) days after the Incentive Option Plan is in effect, GFAM shall grant to Meikle GFAM ISOs for the purchase of ten thousand (10,000) free trading shares of the common stock of GFAM, and ISOs for the same amount of GFAM stock shall be granted to Meikle on each anniversary date of the first such grant during any extended term of this Agreement, providing he is at the time employed by the Company, subject to the provisions of Section IX 4 (b) herein.

3.

Deferred Compensation Plan. As soon as it is economically feasible and appropriate as determined by the Board of Directors of the Company, the Company may establish a Deferred Compensation Plan for its senior executives, including Meikle. It is understood that such Deferred Compensation Plan may be part of a consolidated GFAM Deferred Compensation Plan.

4.

Benefits.  As soon as it is financially able as determined by the Board of Directors, the Company may provide the following benefits to Meikle, which benefits may be part of a consolidated GFAM benefits plan:

(a) Participation in a group medical plan;

(b) Comprehensive dental care plan;

(c) Life insurance at the rate of at least four times Meikle’s annual salary, with the beneficiary of said insurance to be named by Meikle;

(d) Disability insurance;

(e) A leased vehicle appropriate to the office of CEO of the Company to be utilized on behalf of Company business.

V.

BUSINESS FACILITIES AND EQUIPMENT

The Company shall provide Meikle, or shall pay for, suitable work facilities and adequate business accommodations, office equipment and devices as may be reasonably necessary for Meikle to perform his services and carry out his responsibilities and duties to the Company.

VI.

DIRECTORS AND OFFICERS INSURANCE.

As soon as it is financially able, as determined by the Board of Directors, the Company shall purchase and maintain Directors’ and Officers’ liability insurance, including coverage for Meikle, in an amount of not less than five million dollars ($3,000,000), which coverage may be under a comprehensive insurance policy of GFAM.

VII.

INDEMNIFICATION.

The Company shall indemnify Meikle, his heirs, executors, administrators and assigns, against, and he shall be entitled without further act on his part, to be indemnified by the Company for, all expenses, including, but not limited to, amounts of judgments, reasonable settlement of suits, attorney fees and related costs of litigation, reasonably incurred by him in connection with or arising out of any action, suit or cause of action against the Company and/or against Meikle as a result of his having been, an officer and. or director of the Company, or, at its request, of any other corporation which the Company owns or of which the Company is a stockholder or creditor, whether or not he continues to be such officer or director at the time of incurring said expenses.  Said indemnity shall apply, but not be limited to, expenses incurred in respect to:

1.

any matter in which he shall be finally adjudged in any such action, suit or proceeding to be liable for gross negligence or intentional misconduct in the performance of his duty as such officer and/or director, or;

2.

any matter in which a settlement is effected to an amount in excess of the amount of reasonable expenses incurred by or on behalf of Meikle in such action, suit or proceeding to the point of final settlement and resolution.

Further, nothing in this section regarding indemnification shall be construed to require or authorize the Company to indemnify Meikle against any liability to which he would, but for settlement or comprise of such action, suit or proceeding, be otherwise subject by reason of his gross negligence or intentional misconduct in the performance of his duties as an officer and/or director of the company. The foregoing right of indemnification shall not be exclusive of other rights to which Meikle may be entitled.

VIII.

BUSINESS EXPENSE REIMBURSEMENT.

The Company shall reimburse Meikle for all reasonable business expenses incurred by him in the performance of his services, duties and responsibilities, including but not limited to, transportation, travel expenses, board and room, entertainment, and other business expenses incurred within the scope of presentation to the Company by Meikle of an itemized accounting of said expenses substantiated by account books, receipts, bills and other documentation where applicable. If reimbursement, advances or allowances are based on permitted mileage or per diem rates, then Meikle shall submit specification of relevant mileage, destination, dates and other supporting information required for tax purposes.

IX.

VACATION.

During the term of this Agreement, Meikle shall have the right to four (4) weeks of paid vacation during each year. Vacation time may be taken all at once or in segments as desired by Meikle, subject to reasonable notice to the Company for the purpose of coordinating work schedules.  Such vacation is not cumulative from year to year.

X.

TERMINATION OF EMPLOYMENT.

1.

Termination for Cause,  Generally. Under this Agreement, the Company shall have the right to terminate the employment of Meikle for cause, which shall consist of two classes: cause involving malfeasance on the part of Meikle, and causes not involving malfeasance (no-fault). Upon termination, all Company property and credit cards in the possession and control of Meikle must be returned to the Company.

2.

Malfeasance Termination for Cause.  In the event the employment of Meikle is terminated on the grounds of malfeasance, then, in that event, all compensation, including salary, stock options, bonuses, deferred compensation and benefits cease immediately.  Termination for cause on grounds of malfeasance included, but is not limited to, the following conduct:

(a)

Breach of any restrictive covenant contained herein

against competition or disclosure of trade secrets;

(b)

Continued failure and refusal to carry out the duties and

responsibilities of office under this Agreement within a

reasonable time following written notice from the

Board of Directors requiring the subject performance;

(c)

Failure to cure a material breach of this Agreement

within ten (10) days after receiving written from the

Board of Directors;

(d)

Failure to cease conduct unbecoming an officer of the Company after receipt of notice from the Board of Directors to cease such conduct;

(e)

Commission of a felony.

3.

No-Fault Termination for Cause.  At no fault of Meikle, termination of employment hereunder for cause can occur as the result of death, disability, sale of the Company (asset or stock sale), merger or consolidation, “takeover” of control and operation of the business by an outside entity or group, or termination of the business for any reason whatsoever.

4.

Rights, Options, and Benefits Surviving No-Fault Termination for Cause.  Termination of Meikle’s employment for cause based upon any of the no-fault reasons or events described in the foregoing subsection 3, shall not effect Meikle’s right to the following compensation under this Agreement:

(a)

Base salary for the entire term of this Agreement.

(b)

Right to the next ISO grant due to Meikle under Section IV 5 herein following termination of employment.

(c)

Deferred compensation vested at time of termination.

(d)

Company benefits including, but not limited to, group medical insurance, comprehensive dental plan, life insurance, disability insurance, and car allowance shall be continued for a period of six (6) months following such termination of employment.

5.

Sale/Take-Over Termination Bonus.  In the event the employment of Meikle is  terminated because of the sale of the business, including any sale of GFAM, (either asset or stock sale), merger, consolidation, or by “takeover” by an outside entity or group, then, Meikle shall be entitled to a termination bonus equal to three (3) times the amount of bonus he received in the aggregate over the four quarters immediately preceding such termination of employment, but in no event shall said bonus be less than One Hundred Eighty Thousand Dollars ($180,000).

6.         Resignation or Withdrawal . In the event Meikle’s employment is terminated by his voluntary resignation or withdrawal, then, in that event, the following will apply unless otherwise agreed between the parties in writing, Meikle will be entitled to two weeks salary following notice of resignation or withdrawal.  Company benefits set forth in Section IV shall be terminated at the end of the calendar month next following the date of notice of resignation or withdrawal. All rights to stock options, bonuses or deferred compensation not granted or vested shall be forfeited

7.         Death or Disability.

In the event Meikle’s employment is terminated by death

or upon medical certification of total disability (“disability”), then the following will apply in that respective event:

(a)

In the event of Meikle’s death, the Company shall:

-

Pay to Meikle’s estate an amount equal to Meikle’s base salary for a three-month period next following his death;

-

Pay to Meikle’s estate his deferred compensation vested at the time of death;

-

Grant to Meikle’s estate the next ISO due to Meikle under Section IV-2 herein following the date of his death;

-

The Company shall continue providing the medical and dental benefits set forth in Section IV-4 to Meikle’s survivors (to the extent applicable) for a period of one year.

(b)

In the Event of Meikle’s disability, the Company shall:

-

Pay to Meikle an amount equal to Meikle’s base salary for a three-month Period next following disability;

-

Pay to Meikle his deferred compensation vested at the time of termination;

-

Grant to Meikle the next ISO due to Meikle under Section IV-5 herein following disability;

-

The company shall pay to Meikle an amount equal to the bonus Meikle would have received for the next two quarters following disability;

-

The Company shall continue providing the medical and dental benefits set forth in Section IV-4 to Meikle for a period of two years following disability.

XI.

RESTRICTIVE COVENANTS.

1.

Confidential information.  Meikle covenants not to disclose the following specified confidential information to competitors or to others outside of the scope of reasonably prudent business disclosure, at any time during or after the termination of his employment by the Company.

a.

Customers lists, contracts, and other sales and marketing

information;

b.

Financial information, cost data;

c.

Formulas, trade secrets, processes and devices related to

the operation of the theme parks;

d.

Supply sources, contracts;

e.

Business opportunities relating to developing new

business for the Company;

f.

Proprietary plans, procedures, models and other proprietary

information of the Company.

2.

Affirmative Duty to Disclose.  Meikle shall promptly communicate and disclose to the Company all observations made, information received, and data maintained relating to the business of the Company obtained by him as a consequence of his employment by the Company. All written material, possession during his employment with the Company concerning business affairs of the Company or any of its affiliates, are the sole property of the Company and its affiliates, and Meikle is obligated to make reasonably prompt disclosures of such information and documents to the Company, and, further, upon termination of this Agreement, or upon request of the Company, Meikle shall promptly deliver the same to the Company or its affiliates, and shall not retain any copies of same.

3.

Covenant Not to Compete.  For a period of three (3) years following the termination of his employment with the Company, Meikle shall not work, directly or indirectly, for a competitor of the Company, nor shall he himself establish a competitive business. This restrictive covenant shall be limited to businesses that compete in the theme park business in market areas within 150 miles of Company parks or in which Company has designated for expansion within 3 years.

4.

Material Harm Upon Breach. The parties acknowledge the unique and secret nature of the Company’s procedures for acquisition of related proprietary information, and that material irreparable harm occurs to the Company if these restrictive covenants are breached. Further, the parties hereto acknowledge and agree that injunctive relief is not an exclusive remedy and that an election on the part of the Company to obtain an injunction does not preclude other remedies available to the Company.

5.

Arbitration.  Any controversy, claims, or matter in dispute occurring between these parties and arising out of or relating to this Agreement shall be submitted by either or both of the parities to arbitration administered by the American Arbitration Association or its successor and said arbitration shall be final and absolute. The Commercial Arbitration Rules of the American Arbitration Association shall apply subject to the following modifications:

a.

The venue for said arbitration shall be Eagle, Ada County, Idaho, and the laws of the State of Idaho relating to arbitration shall apply to said arbitration.

b.

The decision of the arbitration panel may be entered as a judgment in any court of the general jurisdiction in any state of the United States or elsewhere.

XII.

NOTICE.

Except as otherwise provided herein, all notices required by this Agreement as well as any other notice to any party hereto shall be given by certified mail (or equivalent), to the respective parties as required under this Agreement or otherwise, to the following addresses indicated below or to any change of address given by a party to the others pursuant to the written notice.

COMPANY:

Great American Family Parks, Inc.

208 Academy St., Suite 130

Eagle, Idaho 83616

MEIKLE:

Jim Meikle

21 Clayton Court

Hudson, Ohio 44236

XIII.

GENERAL PROVISIONS

1.

Entire Agreement.  This Agreement constitutes and is the entire Agreement of the parities and supersedes all other prior understandings and/or Agreements between the parities regarding the matters herein contained, whether verbal or written.

2.

Amendments.   This Agreement may be amended only in writing signed by

both parties.

3.

Assignment.

No party of this Agreement shall be entitled to assign his or its interest herein without the prior written approval of the other party.

4.

Execution of Other Documents.  Each of the parties agree to execute any other documents reasonably required to fully perform the intentions of this Agreement.

5.

Binding Effect.   This Agreement shall inure to and be binding upon the

parties hereto, their agents, employees, heirs, personal representatives, successors and assigns.

6.

No Waiver of Future Breach.   The failure of one party to insist upon strict

performance or observation of this Agreement shall not be a waiver of any future breach or of any terms or conditions of this Agreement.

7.

Execution of Multiple Originals.  Two (2) original counterparts of this Agreement shall be executed by these parties.

8.

Governing Law.  This Agreement shall be governed and interpreted by the laws of the State of Idaho.

9.        Severability.  In the event any provision or section of this Agreement conflicts with the applicable law, such conflict shall not affect the provisions of the Agreement which can be given effect without the conflicting provisions.

WHEREFORE, this Agreement is hereby executed and made effective the day and year first above written.

COMPANY

WILD ANIMAL SAFARI, INC.

BY _______________________________

_____________, Its _______________

ATTEST:

/s/ Jack Klosterman

Jack Klosterman, Corp. Secretary

MEIKLE

/s/ Jim Meikle

JIM MEIKLE